January 8, 2008

Securities and Exchange Commission
Washington, DC 20549

Commissioners:

We have read the statements made by Charys Holding Company, Inc. included under Item 4.01 of its Amendment No. 2 to Form 8-K/A to be filed on or about January 8, 2008, and we agree with the statements concerning our Firm.

Sincerely,

/s/ Miller Ray Houser & Stewart LLP